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                                                          Exhibit 99(3)

Crop Growers Corporation           contact Bob Rousey               208-666-5340
Fireman's Fund                     contact John Kozero              414-899-2166

FOR IMMEDIATE RELEASE

Crop Growers and Fireman's Fund Announce Alliance

Great Falls, MT and Novata, CA -- May 30, 1996 -- Crop Growers Corporation (NASDAQ:CGRO) and Fireman's Fund Insurance Company announced today that they are in discussions regarding an agreement under which Crop Growers would agree to substantially increase the amount of premium it places with Fireman's Fund. Further, Fireman's Fund would purchase $10 million of a new series of preferred stock convertible into common stock of Crop Growers at $13.25 per share. The transaction is subject to corporate approvals by both parties and execution of definitive agreements and other closing conditions, including regulatory approvals.

"We are excited about the proposed expansion of our relationship with Fireman's Fund, which is recognized as one of the leaders in the insurance industry, and their increased commitment to the crop insurance market," said Paul Horn, Chairman of Crop Growers. "We believe this alliance would further our strategy of increasing the profitability of our agency business while retaining attractive profit sharing arrangements. Furthermore, the alliance and $10 million of new capital will afford us the flexibility to increase our risk retention should it become advantageous to do so."

Joe Stinnette, President and CEO of Fireman's Fund said, "We have enjoyed a profitable association with Crop Growers for the past two years and are looking forward to expanding the relationship. The proposed arrangement should prove beneficial to the long-term objectives of both companies."

Crop Growers markets and services federal multi-peril crop insurance and crop hail insurance for third party insurance companies and its own insurance company subsidiaries. Crop Growers is the nation's second largest servicer of crop insurance. The Company also develops, markets, and sells farm management software and related mapping products. Crop Growers had 8,149,131 shares outstanding as of March 31, 1996.

One of the top 20 property casualty companies in the U.S., Fireman's Fund has assets of $11.2 billion and had gross premiums written of $3.8 billion in 1995. The 134-year old Fireman's fund is assigned an "A" rating from A.M. Best Company and "Aa1" from Moody's. Fireman's Fund has 7,885 employees who operate out of 40 major offices, distributing business and personal lines insurance through more than 6,100 independent agents.


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